UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 17, 2016 (June 16, 2016)

International Paper Company

(Exact name of registrant as specified in its charter)

New York	1-3157	13-0872805
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

6400 Poplar Avenue, Memphis, Tennessee	38197
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 419-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 16, 2016, International Paper Company (“International Paper”) entered into a commercial paper program (the “Program”) pursuant to which International Paper may issue short-term, unsecured commercial paper notes (the “Notes”) pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Under the Program, the Company may issue Notes from time to time in an aggregate amount not to exceed $750,000,000 outstanding at any time. The Notes will have maturities of up to 365 days from the date of issue and will not be subject to voluntary prepayment by the Company or redemption prior to maturity. The Notes will rank equal in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness.

Bank of America, National Association will act as issuing and paying agent under the Program. Each of the commercial paper dealers will act as a dealer under the Program (each a “Dealer” and, collectively, the “Dealers”) pursuant to the terms and conditions of a commercial paper dealer agreement entered into between the Company and each Dealer (the “Dealer Agreements”). Each Dealer Agreement contains customary representations, warranties, covenants and indemnification provisions.

From time to time, one or more of the Dealers and certain of their respective affiliates have provided, and may in the future provide, commercial banking, investment banking and other financial advisory services to the Company and its affiliates for which such Dealer has received or will receive customary fees and expenses.

The Notes have not been and will not be registered under the Securities Act or state securities laws, and may not be offered and sold except in compliance with an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The information contained in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to purchase any securities, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY

By:	/s/ Sharon R. Ryan
Name: Sharon R. Ryan
Title: Senior Vice President, General Counsel and Corporate Secretary

Date: June 17, 2016